EXHIBIT 14.1
CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION
Ethics are important to the Funds and their Board. The Funds are committed to the highest ethical standards and to conducting their business with the highest level of integrity. All officers, directors and employees of the Funds are responsible for maintaining this level of integrity and for complying with the policies contained in this code of business conduct and ethics (the “Funds’ Code”). For purposes of the Funds’ Code, “Employees” mean employees of New Mountain Capital, L.L.C. who spend some or all of their time assisting in the efforts of the Administrator or the Adviser with respect to the Funds’ operations and any employees of the Funds or its subsidiaries.
This Code is adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Act”), and applicable NYSE rules to encourage the Funds’ officers, directors and employees (collectively, “Personnel”) to act in a manner consistent with the Act and the NYSE rules and in furtherance of the highest principles of ethical conduct. A copy of the Funds’ Code will be posted on the Fund’s corporate website, if applicable.

II.	PURPOSES OF THE CODE
The purposes of the Funds’ Code are:

•	to promote honest and ethical conduct by the Funds’ Personnel, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
to assist the Funds’ Personnel in recognizing and avoiding conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•
to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the “SEC or the NYSE, and in other public communications made by the Funds;

•	to promote compliance with applicable laws, rules and regulations;

•	to encourage prompt internal reporting to an appropriate person of violations of the Funds’ Code; and

•	to establish accountability for adherence to the Funds’ Code.

III.	QUESTIONS ABOUT THE CODE
The Funds’ CCO designated to oversee compliance with the Code of Ethics and Personal Trading Policy that was adopted by New Mountain shall serve as compliance officer for the implementation and administration of the Funds’ Code. Questions about the Funds’ Code should be directed to the CCO.

IV.	CONDUCT GUIDELINES
The Funds have adopted the following guidelines under which the Funds’ Personnel must perform their official duties and conduct the business affairs of the Funds.

A.	Ethical and Honest Conduct
The Funds’ Personnel must act with honesty and integrity to avoid violations of the Funds’ Code and promote ethical behavior in the work environment.

B.	Conflicts of Interest
The Funds will be externally managed and advised by the Adviser. Certain of the Funds’ Personnel also serve as officers of the Adviser. The Adviser, either directly or through its affiliates, furnishes advisory services to clients, in addition to the Funds. The Adviser has adopted policies and procedures that address, among other things, the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest, which policies and procedures are designed to ensure that all client accounts, including the Funds, are treated equitably over time.
The Funds’ Personnel must avoid any conflict, or the appearance of a conflict, between personal interests and the Fund’s interests. A conflict exists when personal interests in any way interfere with the Fund’s interests, or when an employee takes any action or have any interest that may make it difficult for them to perform their job objectively and effectively. For example, a conflict of interest probably exists if:

•	Personnel causes the Funds or the Adviser to enter into business relationships with themselves or member of their family, or invest in companies affiliated with themselves or a member of their family;

•	Personnel uses any nonpublic information about the Funds or the Adviser, their customers or their other business partners for the Personnel’s personal gain, or the gain of a member of their family; or

•	Personnel uses or communicates confidential information obtained in the course of their work for their or another’s personal benefit.

Pursuant to the Funds’ Code, the Funds’ Personnel must disclose to the CCO all actual or apparent conflicts of interest that the Funds’ Personnel may have with the Funds that could reasonably be expected to give rise to a violation of the Funds’ Code.
If it is impractical to disclose the matter to the CCO, it should be disclosed to the Funds’ CEO, Chairman or another member of the Board. If the Funds’ Personnel are unsure of whether a particular fact pattern gives rise to a conflict of interest or whether a particular transaction or relationship is “material,” the matter should be brought to the attention of the CCO.

C.	Internal Controls and Disclosure of Information
The Funds’ Personnel must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the reports that the Funds file with the SEC. To that end, the Funds’ Personnel must provide information to the Funds’ service providers (Adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely and comprehensible. Further, the Funds’ Personnel must report to the CCO any untrue statement of material fact and any omission of material fact that affect the disclosures made by the Funds in their periodic reports, and must report any information concerning (a) significant deficiencies in the design or operation of disclosure and internal controls which could adversely affect the Funds’ ability to record, process, summarize, and report financial data, or (b) any fraud, material or not, that involves the Funds’ internal controls.

D.	Compliance with Laws
The Funds’ Personnel must comply with all state and federal securities laws, and other laws and rules applicable to the Funds, such as the Internal Revenue Code. New Mountain has a separate insider trading policy with which the Fund’s Personnel must comply.

E.	Confidentiality of Information
The Funds’ Personnel must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Funds to disclose such information or where disclosure is otherwise legally mandated. Confidential information acquired in the course of work may not be used by the Funds’ Personnel for personal advantage.

F.	Standards for Recordkeeping
The Funds’ Personnel must at all times endeavor to ensure that the Funds’ financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and the Funds’ Code.

G.	Corporate Opportunities
All Personnel have a duty to advance the legitimate interests of the Funds when the opportunity to do so presents itself. Therefore, they may not:

•	take personally opportunities, including investment opportunities, discovered through the use of their position with the Funds or through the use of any of the Funds’ property or information;

•	use any Funds’ property, information, or position for personal gain or the gain of a family member; or

•	compete, or prepare to compete, with the Funds.

H.	Fair Dealing
All Personnel have a duty to deal fairly with the Funds’ clients, suppliers, business partners, or any other companies or individuals with whom the Funds do business or come into contact with, including fellow directors, officers, and employees of affiliated entities and competitors. Personnel may not take advantage of these or any other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

I.	Protection and Proper Use of Funds’ Assets
The Funds’ assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently. Incidental personal use of telephones, fax machines, copy machines, personal computers, and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and it is not related to an illegal activity or any outside business.

V.	WAIVERS OF THIS CODE
Any amendment or waiver of the Funds’ Code for an executive officer or member of the Board of the Funds must be made by their respective Board and disclosed within four (4) business days following such amendment or waiver by distributing a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC.
All other Personnel may request a waiver of a provision of the Funds’ Code by submitting a request in writing to the CCO for review. An executive officer of the Funds, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver and such decision, when subject to the Exchange Act, must be disclosed. A log of all waivers to the Funds’ Code made pursuant to this section shall be maintained by the CCO.

VI.	AFFIRMATION OF THE CODE
Upon adoption of the Funds’ Code, the Funds’ Personnel must certify via a certification form that will be disseminated and recorded through the ComplySci - PTCC system, that they have received the Funds’ Code, and annually thereafter must affirm that they have complied with the requirements of the Funds’ Code. To the extent necessary, the CCO will provide guidance on the conduct required by the Funds’ Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII.	REPORTING VIOLATIONS
In the event that the Funds’ Personnel discover or, in good faith, suspect a violation of the Funds’ Code, the Funds’ Personnel is obligated to immediately report the suspected violation to the CCO. The Funds’ Personnel who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible. The CCO or a designee shall maintain a log of suspected violations and the results of any investigations resulting therefrom.

VIII.	VIOLATIONS OF THE CODE
Dishonest or unethical conduct, or conduct that is illegal, constitutes a violation of this Code. A violation of the Funds’ Code may result in disciplinary action, including termination of employment and/or removal as an officer of the Funds and/or referral to appropriate regulatory authorities.